                                                                                               EXHIBIT 11


                                       FAMILY DOLLAR STORES, INC.
                             STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS


                                                             QUARTER ENDED                   QUARTER ENDED
AS PRESENTED                                               NOVEMBER 28, 1998               NOVEMBER 30, 1997 *
                                                         BASIC         DILUTED           BASIC        DILUTED

AVERAGE SHARES OUTSTANDING                          172,231,640     172,231,640       171,733,028    171,733,028

NET INCOME                                         $ 29,608,931    $ 29,608,931      $ 24,326,969   $ 24,326,969

EARNINGS PER SHARE
                                                          $ .17           $ .17             $ .14          $ .14
PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE SHARES FROM
   ASSUMED EXERCISE AT THE BEGINNING
   OF THE YEAR OF DILUTIVE STOCK OPTIONS                              4,206,758                        3,583,356

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM
  ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK
  METHOD (AVERAGE MARKET PRICE)                                      (2,969,182)                      (2,567,824)

NET PRO FORMA COMMON STOCK
  EQUIVALENT INCREMENTAL SHARES                                       1,237,576                        1,015,532

PERCENTAGE DILUTION FROM PRO FORMA COMMON
  STOCK EQUIVALENT INCREMENTAL SHARES                                     0.72%                            0.59%

TOTAL COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                                                 173,469,216                      172,748,560

NET INCOME                                                         $ 29,608,931                     $ 24,326,969

PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE
   COMMON STOCK EQUIVALENTS)                                              $ .17                            $ .14

     * All figures have been adjusted for the two-for-one stock split distributed April 30, 1998.
